Exhibit 5.1

July 12, 2005

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167

Ladies and Gentlemen:

We have acted as counsel to Monsanto Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-125193), which also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-88542) (together, the “Registration Statement”), filed by the Company and Monsanto Finance Canada Co., a Nova Scotia unlimited company (the “Subsidiary”), with the Securities and Exchange Commission (the “Commission”) on May 24, 2005 under the Securities Act of 1933, as amended (the “Act”), relating to debt securities, common stock and other securities which may be issued from time to time by the Company and the Subsidiary, having an aggregate initial offering price of up to $2,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

The Company now proposes to issue an aggregate of $250 million principal amount of its 5½% Senior Notes due 2035 (the “Monsanto Notes”) pursuant to the Registration Statement, which will be issued under an Indenture, dated as of August 1, 2002 (the “Monsanto Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor Trustee (the “Trustee”). In a concurrent offering pursuant to the Registration Statement, the Subsidiary now proposes to issue an aggregate of $150 million principal amount of its 5½% Senior Notes due 2035 (the “Monsanto Canada Notes” and, together with the Monsanto Notes, the “Senior Notes”) , which will be issued under an Indenture, to be dated as of July 1, 2005 (the “Monsanto Canada Indenture”), among the Subsidiary, the Company, as guarantor, and the Trustee, and which will be fully and unconditionally guaranteed by the Company.

We are proving this opinion to you to supplement our prior opinion, dated May 24, 2005, which appears as Exhibit 5 to the Registration Statement.

Monsanto Company
July 12, 2005

To enable us to render the opinion set forth below, we have examined the Monsanto Indenture, the forms of the Monsanto Canada Indenture and the Senior Notes, corporate records of the Company and the Subsidiary, and such other documents and materials as we have considered relevant, and have made such investigation of matters of law and of fact as we have considered appropriate. Our opinions relating to Monsanto Canada and the Monsanto Canada Notes set forth below are given in reliance on the opinion of Stewart McKelvey Stirling Scales, Halifax, Nova Scotia, special Nova Scotia counsel to Monsanto Canada, a copy of which is attached hereto.

Based on the foregoing, we are of the opinion that:

        1.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to execute and deliver the Monsanto Notes.

        2.     Monsanto Canada is a corporation duly organized, validly existing and in good standing under the laws of Nova Scotia, and has full corporate power to execute and deliver the Monsanto Canada Notes.

        3.     The Monsanto Indenture has been duly executed and delivered by the Company. Upon compliance by the Company with the procedures specified in the Indenture relating thereto, the issuance of the Monsanto Notes will be duly authorized.

        4.     The execution and delivery of the Monsanto Canada Indenture by Monsanto Canada has been duly authorized by all requisite action on the part of the Subsidiary. Upon execution and delivery of the Monsanto Canada Indenture by the Subsidiary and by the Company, as guarantor, and compliance with the procedures specified in the Indenture relating thereto, the issuance of the Monsanto Canada Notes will be duly authorized.

        5.     When the Senior Notes have been so authorized and executed by the Company and the Subsidiary, as applicable, authenticated by the Trustee and delivered against payment therefor, the Monsanto Notes will constitute the valid and binding obligations of the Company, and the Monsanto Canada Notes will constitute the valid and binding obligations of the Subsidiary, and of the Company, as guarantor, enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy and other laws affecting creditors’ rights generally as in effect from time to time, and except that the availability of certain equitable remedies may be limited by generally applicable equitable principles.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name in the Registration Statement and the related prospectus and prospectus supplements.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

        (a)     Our opinions herein reflect only the application of applicable laws of the State of New York, the federal laws of the United States of America and, to the extent required by the foregoing opinions, the General Corporation Law of the State of Delaware. To the extent that such opinions relate to the laws of Nova Scotia, such opinions are given in reliance on the opinion of Stewart McKelvey Stirling Scales, Halifax, Nova Scotia, special Nova Scotia counsel to Monsanto

Monsanto Company
July 12, 2005

Canada, a copy of which is attached hereto. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

        (b)     Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination, (ii) general principles or equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

        (c)     Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

        (d)     We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in the Monsanto Indenture, the Monsanto Canada Indenture, the Senior Notes or other agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

        (e)     We express no opinion as to the enforceability of any provision in the Monsanto Indenture, the Monsanto Canada Indenture, the Senior Notes or other agreement purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or the Subsidiary or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party

Monsanto Company
July 12, 2005

are conclusive, or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

Very truly yours, BRYAN CAVE LLP

[LETTERHEAD OF STEWART MCKELVEY STIRLING SCALES]

Suite 900 Purdy's Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File Reference: NS20729-174

July 15, 2005

Monsanto Company
800 North Lindbergh Boulevard
St. Louis, MO 63167

Ladies and Gentlemen:

We have acted as special Nova Scotia counsel to Monsanto Finance Canada Co., a Nova Scotia unlimited company (the “Subsidiary”), in connection with the Registration Statement on Form S-3 (File No. 333-125193), which also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-88542) (together, the “Registration Statement”), filed by Monsanto Company, a Delaware corporation (the “Company”) and the Subsidiary with the United States Securities and Exchange Commission (the “Commission”) on May 24, 2005 under the United States Securities Act of 1933, as amended (the “Act”), relating to debt securities, common stock and other securities which may be issued from time to time by the Company and the Subsidiary, having an aggregate initial offering price of up to $2,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

We understand that pursuant to the Registration Statement, the Subsidiary now proposes to issue an aggregate of U.S.$150,000,000 principal amount of its 5 1/2% Senior Notes due 2035 (the “Monsanto Canada Notes”) , which will be issued under an Indenture, to be dated as of July 15, 2005 (the “Monsanto Canada Indenture”), among the Subsidiary, the Company, as guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

To enable us to render the opinion set forth below, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:

(a)	the forms of the Monsanto Canada Indenture and the Senior Notes;

(b)	a certificate of status (the “Certificate of Status”) pertaining to the Subsidiary issued on behalf of the Registrar of Joint Stock Companies for the Province, dated July 14, 2005;

(c)	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of the Subsidiary contained in the minute book of the Subsidiary;

(d)	a resolution of the board of directors the Subsidiary authorizing, among other things, the execution, delivery and performance of the Indenture; and

(e)	a certificate of an officer of the Subsidiary dated the date hereof (the “Officer’s Certificate”).

As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status and that all facts addressed and statements made in certificates supplied to us by an officer of the Subsidiary, including the Officer’s Certificate, are complete, true and accurate as of, and at all material times prior to, the date of this letter. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Our opinions herein reflect only the application of applicable laws of the Province of Nova Scotia, Canada, including the federal laws of Canada applicable therein. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or affect of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Based on the foregoing, we are of the opinion that:

1.

The Subsidiary is an unlimited company duly incorporated, validly existing and in good standing as to the filing of annual returns and payment of annual fees under the laws of the Province of Nova Scotia, Canada, and has full corporate power to execute and deliver the Monsanto Canada Notes.

2.	The execution and delivery of the Monsanto Canada Indenture by the Subsidiary has been duly authorized by all requisite corporate action on the part of the Subsidiary.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name in the Registration Statement and the related prospectus and prospectus supplements. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder

Very truly yours,

Stewart McKelvey Stirling Scales